1	Exhibit 4.19

*	Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

Execution Copy

SECOND AMENDMENT AGREEMENT

THIS SECOND AMENDMENT AGREEMENT (the “Second Amendment Agreement”) is dated effective January 8, 2007 (the “Effective Date”).

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia and having its administrative offices at 2075 Wesbrook Mall, in the City of Vancouver, in the Province of British Columbia, V6T 1W5, Canada.

(the “University”)

AND:

INEX PHARMACEUTICALS CORPORATION, a corporation duly incorporated under the laws of the Province of British Columbia and having an office at 200 - 8900 Glenlyon Parkway, in the City of Burnaby, in the Province of British Columbia, V5J 5J8, Canada.

(“Licensee”)

WHEREAS:

A.	Dr. Pieter R. Cullis, Professor, Department of Biochemistry and Molecular Biology at the University has invented, developed and/or acquired certain technology which was subject to an option exercisable by Licensee pursuant to a Research Agreement between the University and Licensee dated February 1, 1993 and a Collaborative Research Agreement between the University and Licensee effective January 1, 1999 but dated for reference. July 30, 2001 and amended February 8, 2002, and May 26, 2003 (the “the UBC-INEX Collaborative Research Agreement”);

B.	On or about July 1, 1998, the University and Licensee entered into a License Agreement relating to certain liposome drug delivery technologies, (the “1998 License”). On or about March 16, 1999, Licensee and Esperion Therapeutics, Inc. (“Esperion”) entered into a sublicense agreement whereby certain technology licensed by the University to Licensee under the 1998 License relating to liposome compositions and methods for the treatment of atherosclerosis (the “UBC 94-049 Technology”), was sublicensed by Licensee to Esperion (the “Esperion Sublicense”);

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C.	On July 30, 2001, the University and Licensee agreed to consolidate into one license agreement:

(i)	all of the technologies invented, developed and/or acquired pursuant to the UBC-INEX Collaborative Research Agreement since entering into the 1998 License, and in respect of which Licensee has validly exercised its option to obtain a License; and

(ii)	all of the technologies licensed by the University to Licensee under the terms of the 1998 License, excepting only the UBC 94-049 Technology sublicensed by Licensee to Esperion under the Esperion Sublicense;

D.	In order to effect the consolidation of the new technologies and the technologies licensed under the 1998 License, the University and Licensee amended the 1998 License so as to delete and remove from the 1998 License all of the technologies licensed by the University to Licensee under the terms of the 1998 License (with the exception only of the UBC 94-049 Technology sublicensed by Licensee to Esperion under the Esperion Sublicense) and to grant a new license to Licensee with respect to all of the remaining technologies set forth in Schedule “A” of the new License Agreement executed July 30, 2001 but dated effective July 1, 1998 (the “2001 License Agreement”);

E.	Licensee and the University entered into an Amendment Agreement to amend, effective as of July 11, 2006, Schedule “A” and the Royalties payable by Licensee to the University under the 2001 License Agreement in respect of the Licensee, or its sublicensee’s use of Technology for [*];

F.	Licensee and the University are herewith entering into a Second Amendment Agreement to amend, effective as of the Effective Date, Schedule “A” of the Amendment Agreement to include additional patent applications and letters patents for which Licensee has assigned to the University ownership in the RNAi And miRNA Field (as defined below), in order to facilitate commercialization of the Technology; and

G.	It is contemplated that Licensee will enter into a sublicense agreement with Alnylam Pharmaceuticals, Inc. (“Alnylam”) which shall grant a sublicense to the Technology in a certain field in favour of Alnylam and that Alnylam relies upon and requires the use of such Technology by way of such sublicense in respect of its ongoing and anticipated operations.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants herein set forth, the parties hereto have covenanted and agreed as follows:

ARTICLE 1 DEFINITIONS

1.1	Definitions

Unless otherwise defined in this Second Amendment Agreement, capitalized terms used herein shall have the meaning set out therefore in the 2001 License Agreement.

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In this Second Amendment Agreement, unless a contrary intention appears, the following words and phrases shall mean:

1.1.1	“miRNA Product” means a product containing, comprised of or based on [*].

1.1.2	“RNAi and miRNA Field” means [*].

1.1.3	“RNAi Product” means a product containing, comprised of or based on [*].

1.2	Amendment

Effective as of the Effective Date of this Second Amendment Agreement:

1.2.1	The following Section 3.4 is added:

“3.4    (a) Notwithstanding Article 3.1 herein, the parties acknowledge and agree that the University retains the right to any Technology sublicensed to Alnylam Pharmaceuticals, Inc. (“ALNYLAM”) as necessary to fulfill its rights under this Article 3.4.

To the extent that ALNYLAM is granted any rights to use the Technology under any sublicense agreement with Licensee (a “Sublicense Agreement”), the University retains the right to grant to ALNYLAM (or to ALNYLAM’s further sublicensee) a direct license in respect of the same rights under the Technology covered in the Sublicense Agreement (or covered in the sublicense agreement between ALNYLAM and such further sublicensee). The University agrees that it shall not enforce such right to grant a direct license unless the Sublicense Agreement (or the sublicense agreement between ALNYLAM and such further sublicensee) is rejected, disclaimed, resiliated or terminated during the course of any intervening proceedings that may occur with respect to Licensee, including but not limited to any insolvency proceedings or winding up proceedings (which can include proceedings commenced under the Companies Creditors Arrangement Act, the appointment of an interim receiver or receiver, and/or the appointment of a Trustee in Bankruptcy), or upon further order of a Court of competent jurisdiction (an “Intervening Event”). Should an Intervening Event occur and if the Sublicense Agreement (or the sublicense agreement between ALNYLAM and such further sublicensee) is otherwise in good standing at such time, the University will at such time enforce, its rights to grant to Alnylam (or to such further sublicensee) a direct license in respect of the same rights under the Technology covered in the Sublicense Agreement (or the sublicense agreement between ALNYLAM and such further sublicensee) in a New License; provided that the University will not be in default of its obligations under this Article 3.4 if it refuses to take an action that it has been informed, on reasonable advice of counsel, is a violation of applicable law. The portion of the rights to the Technology licensed to Licensee under this Agreement that corresponds to the rights sublicensed to Alnylam under the Sublicense Agreement (or to such further sublicensee under such further sublicense) will automatically terminate upon the University granting the license contemplated herein. The parties agree that all costs, claims and liabilities, directly or indirectly incurred by the University in fulfilling its obligations under this Article 3.4 (including, but not limited to, all out of pocket expenses and reasonable attorneys’ fees) will be subject to ALNYLAM’s indemnity obligations as

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set forth in Section 2.3 of the Consent Agreement dated January 8, 2007 among ALNYLAM, Licensee and the University (the “Consent Agreement”). As used in this Article 3.4, a New License means a new license agreement that: (i) is effective as of the date of termination of this Agreement or the rejection, disclaimer, resiliation or termination of the Sublicense Agreement (or ALNYLAM’s sublicense with a further sublicensee), as applicable; (ii) grants to ALNYLAM (or to ALNYLAM’s further sublicensee) rights on terms equivalent to, and not greater than, those granted by Licensee to ALNYLAM under the Sublicense Agreement (or to ALNYLAM’s further sublicensee under the sublicense agreement between ALNYLAM and such further sublicensee), to the extent that such rights are not inconsistent with the terms of this Agreement that are the subject of the Sublicense Agreement (or such further sublicense), and to the extent that the obligations to ALNYLAM are no greater than the University’s obligations to Licensee set forth in this Agreement, applied mutatis mutandis; (iii) ensures that, during the royalty term of such New License, the University receives for Alnylam’s use of the Technology under such New License [*] of the milestones and royalties accruing after the effective date of such New License that are payable or that, but for termination of the LCA, would have been payable, to Licensee pursuant to those provisions of the LCA attached to the Consent Agreement as Exhibit B; (iv) provides that ALNYLAM shall have cured any breach by Licensee of any obligation of Licensee under this Agreement to the extent such breach relates to the rights granted ALNYLAM under the Sublicense Agreement; and (v) otherwise contains mutually agreeable customary terms and conditions generally consistent with this Agreement and not inconsistent with clauses (i) through (iv), above.”

1.2.2	The following is added immediately after the first sentence of Section 13.1:

The parties agree that it will be reasonable for the University to refuse to consent to any assignment that would, or that the University reasonably believes would, result in the termination of, or other diminution of ALNYLAM’s rights under, ALNYLAM’s Sublicense Agreement.

1.2.3	The following is added after the contact information for the University set forth in Article 15.1:

“and

[*]

[*]

[*]

[*]

[*]

[*]”

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1.2.4	The following is added after the contact information for Licensee set forth in Article 15.1:

“and

[*]

[*]

[*]

[*]

[*]”

1.2.5	Schedule “A” of the Amendment Agreement effective July 11, 2006 shall be replaced by Schedule “A” attached hereto.

1.2.6	The parties acknowledge and agree that the amendment of Schedule A as provided in Section 1.2.5 of this Second Amendment Agreement was the result of an Assignment Agreement dated January 8, 2007 (the “Assignment Agreement”) under which Licensee assigned certain patent rights to the University. Licensee and the University agree as follows, effective as of the execution of the Assignment Agreement, with regard to the Assignment Agreement:

1.	As a material inducement to the University entering into the Assignment Agreement and completing the transactions contemplated by the Assignment Agreement and acknowledging that the University is entering into the Assignment Agreement and this Second Amendment Agreement in reliance upon the representations and warranties of Licensee set out in below, Licensee represents and warrants to the University that:

(a)	Licensee is a corporation duly organised, existing, and in good standing under the laws of British Columbia and has the power, authority, and capacity to enter into the Assignment Agreement and this Second Amendment Agreement and to carry out the transactions contemplated by the Assignment Agreement and this Second Amendment Agreement, all of which have been duly and validly authorised by all requisite corporate proceedings;

(b)	Licensee has obtained all necessary consents and approvals to the sale, assignment and transfer of the rights contemplated under the Assignment Agreement and the subsequent amendment by this Second Amendment Agreement of the 2001 License Agreement, as amended, including without limitation those required of any sublicensee of Licensee, any court of competent jurisdiction or any other third party;

(c)	the execution, delivery and performance by Licensee of the Assignment Agreement and the subsequent amendment by this Second Amendment Agreement of the 2001 License Agreement, as amended, do not contravene or constitute a default under any provision of any agreement

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between Licensee and any third party, or under any applicable law or Licensee’s articles or by-laws (or equivalent documents) or of any judgment, injunction, order, decree or other instrument binding upon Licensee;

(d)	all licenses, consents, authorizations and approvals, if any, required for the execution, delivery and performance by Licensee of the Assignment Agreement and the subsequent amendment by this Second Amendment Agreement of the 2001 License Agreement, as amended, have been obtained and are in full force and effect and all conditions thereof have been complied with, and no other action by or with respect to, or filing with, any third party, court, governmental authority or any other person is required in connection with the execution, delivery and performance by Licensee of the Assignment Agreement or the subsequent amendment by this Second Amendment Agreement of the 2001 License Agreement, as amended;

(e)	the Assignment Agreement and this Second Amendment Agreement constitutes a valid and binding agreement of Licensee, enforceable against Licensee in accordance with its terms;

(f)	Licensee is not aware of any impediment, including without limitation any third party agreement of Licensee, which would prevent Licensee from performing its obligations under the Assignment Agreement or this Second Amendment Agreement; and

(g)	Licensee will not enter into any third party agreement after execution of the Assignment Agreement and the subsequent amendment by this Second Amendment Agreement of the 2001 License Agreement, as amended, which, in any way, will prevent Licensee from performing all of its obligations thereunder;

2.	Licensee hereby indemnities, holds harmless and defends the University, its Board of Governors, officers, employees, faculty, students, invitees and agents (the “UBC Indemnitees”) against any and all claims (including all legal fees and disbursements incurred in association therewith) arising out of the breach of any of the terms of the Assignment Agreement or this Second Amendment Agreement, including, without limiting the generality of the foregoing, against any damages or losses, consequential or otherwise, arising from or out of any breach of the warranties and representations of Licensee set out in this Second Amendment Agreement.

1.2.7

Licensee agrees that, in addition to the patent applications and letters patent assigned to the University under the Assignment Agreement, Licensee assigns to the University, effective as of execution of the Assignment Agreement, all of Licensee’s right, title and interest in and to all inventions, practices, methods, protocols, formulas, formulations, knowledge, know-how, trade secrets, processes, assays, skills, experience, techniques and

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results of experimentation and testing claimed, covered by or relating to such patent applications and letters patent, solely in the Field identified in the second paragraph of the Assignment Agreement.

1.2.8	For avoidance of doubt, under the 2001 Licensee Agreement as amended by the Amendment Agreement effective July 11, 2006 and this Second Amendment, the University grants to the Licensee, in addition to the other rights granted under such agreement, an exclusive worldwide license to use and sublicense the Technology claimed, covered by or relating to the patent applications and letters patents listed as [*] in the RNAi and miRNA Field and to research, develop, manufacture, have made, distribute, import, use, sell and have sold RNAi Products and miRNA Products on the terms and conditions set forth in, and during the term of, the 2001 License Agreement as so amended.

1.3	General

1.3.1	This Second Amendment Agreement shall be governed and construed by the laws of the Province of British Columbia without regard to its conflict of laws principles.

1.3.2	This Second Amendment Agreement and all the provision hereof shall be binding upon and enure to the benefit of the parties hereto and their respective successors, transferees and assigns.

1.3.3	The parties acknowledge and agree that all of the terms, provisions, covenants and conditions of the 2001 License Agreement and the Amendment Agreement effective July 11, 2006 shall hereafter continue in full force and effect in accordance with the terms thereof, except to the extent amended modified, deleted or revised herein.

[Signature page follows]

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Execution Copy

IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment Agreement to be executed as a sealed instrument in their names by their properly and duly authorized officers or representatives.

Signed for and on behalf of the

UNIVERSITY OF BRITISH COLUMBIA

by its duly authorized officer:

/S/ ANGUS LIVINGSTONE

Name:	Angus Livingstone
Title:	Managing Director, UILO January 7, 2007

Signed for and on behalf of

INEX PHARMACEUTICALS CORPORATION

by its duly authorized officer:

/S/ TIMOTHY M. RUANE

Name:	Timothy M. Ruane
Title:	President and Chief Executive Officer January 8, 2007

SECOND AMENDMENT AGREEMENT: SCHEDULE “A”

DESCRIPTION OF “TECHNOLOGY”

PART I:

The Technology and Patents which are subject to the UBC-Inex Collaborative Research Agreement or as otherwise agreed by the parties, and set out more specifically as follows:

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UBC File Number	Inex File Number	Title	Serial/ Patent Numbers	Inventors	Party Credited	UBC Royalty	UBC Sublicense Royalty
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

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PART II

The Technology and Patents which were originally licensed to the Licensee pursuant to the terms of the 1998 License and set out more specifically as follows:

UBC File #	Inex File #	Description	Patent #’s	Inventors	Party Credited	UBC Royalty	UBC Sublicense Royalty
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

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ASSIGNMENT

WHEREAS, INEX Pharmaceuticals Corporation (hereinafter referred to as ASSIGNOR), a company duly incorporated under the laws of British Columbia having a place of business at 200 – 8900 Glenlyon Parkway, Burnaby, British Columbia V5J 518, Canada, is the owner of record of the inventions described and claimed in the patent applications and letters patents listed in Schedule 1 attached hereto;

WHEREAS, The University of British Columbia (hereinafter referred to as ASSIGNEE), a university of the country of Canada, having a place of business at #103-6190 Agronomy Road, Vancouver, British Columbia, Canada, V6T 1Z3, is desirous of acquiring ownership of the patent applications and letters patents listed in Schedule 1 in the Field defined as “the treatment, prophylaxis and diagnosis of diseases in humans using (a) a product containing, comprised of or based on [*], and that is not a product as described in clause (a)”, and of any other letters patent that may be granted for all such patent applications and letters patents in the United States and in any and all foreign countries;

WHEREAS, It is contemplated that ASSIGNOR will enter into a sublicense agreement with Alnylam Pharmaceuticals, Inc. (“Alnylam”) which shall grant a sublicense to certain intellectual property licensed by ASSIGNEE to ASSIGNOR (the “Sublicense”) and that Alnylam relies upon and requires the use of such intellectual property by way of the Sublicense in respect of its ongoing and anticipated operations.

NOW, THEREFORE, in exchange for good and valuable consideration, including ASSIGNEE approving the Sublicense and the transactions contemplated therein, and the sum of US$1, the receipt of which is hereby acknowledged, ASSIGNOR hereby sells, assigns and transfers unto ASSIGNEE, solely in the Field set forth in the second paragraph of this Assignment Agreement, all right, title and interest in and to the patent applications and letters patents listed in Schedule 1, and any and all letters patents that may be granted for the inventions described and claimed in the patent applications and letters patents listed in Schedule 1 in the United States of America and its territorial possessions and in any and all foreign countries, and any and all divisions, reissues, continuations, extensions, substitutions, confirmations, re-registrations, re-examinations, invalidations, supplementary protection certificates, patents of addition, provisional applications and continuations-in-part of any of the foregoing. For avoidance of doubt, ASSIGNOR will retain all right, title and interest to such patent applications and letters patent, divisions, reissues, continuations, extensions, substitutions, confirmations, re-registrations, re-examinations, invalidations, supplementary protection certificates, patents of addition, provisional applications and continuations-in-part, outside of the Field set forth in the second paragraph of this Assignment Agreement. Assignor agrees to execute all instruments and documents required for the purpose of transferring or recording title to said inventions, patent applications, and letters patent therefore or to otherwise carry out the intent of this Assignment.

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INEX PHARMACEUTICALS CORPORATION

By:

Date	Print Name:

Title:

Province of British Columbia	)
	)	ss.
Country of Canada	)

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I certify that I know or have satisfactory evidence that                      is the person who appeared before me, and said person acknowledged that he signed this instrument and acknowledged it to be his free and voluntary act for the uses and purposes mentioned in the instrument.

Dated

Signature of Notary Public

Printed Name

My appointment expires

UNIVERSITY OF BRITISH COLUMBIA

By:

Date

Print Name:

Title:

Province of British Columbia	)

	)	ss.
Country of Canada	)

I certify that I know or have satisfactory evidence that                      is the person who appeared before me, and said person acknowledged that he/she signed this instrument and acknowledged it to be his/her free and voluntary act for the uses and purposes mentioned in the instrument.

Dated

Signature of Notary Public

Printed Name

My appointment expires

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Schedule 1

[See attached]

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Schedule 1

Ctry	Application Number	Filing Date	Title	Patent Number	Issue Date
[*]	[*]	[*]	[*]	[*]	[*]

1

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